Exhibit 11


                          CASEY'S GENERAL STORES, INC.
                        Computation of Per Share Earnings


                                                          Three Months Ended
                                                             October 31,
                                                          1997         1996

  Weighted average number of
    common and common equivalent
    shares:
      Weighted average number
        of shares outstanding                          26,265,589   26,225,206
      Shares applicable to
        stock options                                      86,952       58,835

                                                       26,352,541   26,284,041

  Net income                                          $10,807,658    8,905,135

  Earnings per common and
    common equivalent share                           $       .41          .34



                                                            Six Months Ended
                                                               October 31,
                                                           1997          1996


  Weighted average number of
    common and common equivalent
    shares:
      Weighted average number
        of shares outstanding                          26,257,348   26,225,206
      Shares applicable to
        stock options                                      74,441       63,852

                                                       26,331,789   26,289,058

  Net income                                          $21,348,596   17,775,837

  Earnings per common and
    common equivalent share                           $       .81          .68
